FIRST AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT

FIRST AMENDMENT, dated as of January 9, 2019 (this “Amendment”), to the Second Amended and Restated Credit Agreement, dated as of January 9, 2018 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time prior to the date hereof, the “Credit Agreement), among American Assets Trust, Inc., a Maryland corporation (the “REIT”), American Assets Trust, L.P., a Maryland limited partnership (the “Borrower”), the Lenders, Swing Line Lenders and L/C Issuers from time to time party thereto, and Bank of America, N.A., as Administrative Agent thereunder. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

WHEREAS, the parties hereto propose to amend certain provisions of the Credit Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.    Amendments to Credit Agreement. Effective on (and subject to the occurrence of) the First Amendment Effective Date (as defined below), each of the parties hereto agrees that the Credit Agreement is amended to incorporate the changes reflected in the marked pages attached as Exhibit A hereto (the Credit Agreement, as so amended, and as it may be further amended, restated, supplemented, waived or otherwise modified from time to time, the “Amended Credit Agreement”).

SECTION 2.    Conditions to Effectiveness.

This Amendment shall be and become effective as of the date hereof (the “First Amendment Effective Date”) when all of the following conditions shall have been satisfied:

(a)Execution and Delivery of this Amendment. The Administrative Agent shall have received counterparts to this Amendment, which collectively shall have been duly executed and delivered on behalf of the Borrower, the REIT, each Closing Date Term Lender, the Required Lenders and the Administrative Agent.

(b)Corporate Documentation. The Administrative Agent shall have received (i) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require evidencing the identity, authority and capacity of each Loan Party to execute and deliver this Amendment and to perform this Amendment and the Amended Credit Agreement and of each Responsible Officer thereof to act as a Responsible Officer in connection with this Amendment and the Amended Credit Agreement and the transactions contemplated to occur in connection herewith and therewith and (ii) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed, and each Loan Party is validly existing, in good standing and qualified to engage in business in its jurisdiction of incorporation or formation.

(c)Opinions. The Administrative Agent shall have received (i) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, addressed to the Administrative Agent and each Closing Date Term Lender, as to such matters concerning the Loan Parties, this Amendment and the Amended Credit Agreement as the Administrative Agent may reasonably request, (ii) a favorable opinion of in-house counsel to the Loan Parties, addressed to the Administrative Agent and each

Lender, as to such matters concerning the Loan Parties, this Amendment and the Amended Credit Agreement as the Administrative Agent may reasonably request and (iii) a favorable opinion of Venable LLP, local counsel to the Loan Parties in Maryland, addressed to the Administrative Agent and each Lender, as to such matters concerning the Loan Parties, this Amendment and the Amended Credit Agreement as the Administrative Agent may reasonably request.

(d)Responsible Officer Certificates. The Administrative Agent shall have received a certificate of a Responsible Officer of each Loan Party (i) either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required and (ii) stating that no action, suit, investigation or proceeding is pending or, to the knowledge of any Loan Party, threatened in any court or before any arbitrator or Governmental Authority related to this Amendment or the Amended Credit Agreement or that could reasonably be expected to have a Material Adverse Effect.

(e)Beneficial Ownership. Upon the reasonable request of any Closing Date Term Lender made at least ten (10) Business Days prior to the First Amendment Effective Date, the Borrower shall have provided (or cause to be provided) to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation, in each case at least five (5) Business Days prior to the First Amendment Effective Date.

(f)Additional Information. The Administrative Agent shall have received such other assurances, information, certificates, documents, instruments or consents as the Administrative Agent reasonably may require.

(g)Fees. The Borrower shall have paid, by wire transfer of immediately available funds, to the Administrative Agent for the account of each Closing Date Term Lender that executes and delivers a counterpart to this Amendment on or prior to the First Amendment Effective Date, a fee equal to 0.20% of the aggregate amount of Closing Date Term Loans held by such Closing Date Term Lender on the First Amendment Effective Date.

SECTION 3.    Representations and Warranties. Each of the Loan Parties reaffirms and restates the representations and warranties made by it in the Amended Credit Agreement and the other Loan Documents, and all such representations and warranties are true and correct in all material respects on the First Amendment Effective Date with the same force and effect as if made on such date (except to the extent (i) such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, (ii) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects after giving effect to such qualification and (iii) the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement). Each of the Loan Parties additionally represents and warrants (which representations and warranties shall survive the execution and delivery hereof) that as of the First Amendment Effective Date:

(a)it has the power and authority to execute and deliver this Amendment and to carry out the terms and provisions of this Amendment, the Amended Credit Agreement and the transactions

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contemplated hereby and thereby and has taken or caused to be taken all necessary action to authorize the execution and delivery of this Amendment and the performance of this Amendment, the Amended Credit Agreement and the transactions contemplated hereby and thereby;

(b)no consent of any Person (including, without limitation, any of its equity holders or creditors), and no action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution and delivery of this Amendment and the performance of this Amendment, the Amended Credit Agreement and the transactions contemplated hereby and thereby, except for the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect;

(c)this Amendment has been duly executed and delivered on its behalf by a duly authorized officer, and constitutes its legal, valid and binding obligation enforceable in accordance with its terms, subject to bankruptcy, reorganization, insolvency, moratorium and other similar laws affecting the enforcement of creditors’ rights generally and the exercise of judicial discretion in accordance with general principles of equity;

(d)no Default or Event of Default has occurred and is continuing; and

(e)the execution and delivery of this Amendment and the performance of this Amendment, the Amended Credit Agreement and the transactions contemplated hereby and thereby will not (i) contravene the terms of any of its Organization Documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (A) any Contractual Obligation to which it is a party or affecting it or its properties or the properties of any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which it or its property is subject; or (ii) violate any Law, except in each case referred to in clause (ii) or (iii) hereof, to the extent the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.    Affirmation of Guarantors. Each Guarantor hereby approves and consents to this Amendment and the transactions contemplated by this Amendment and agrees and affirms that its guarantee of the Obligations continues to be in full force and effect and is hereby ratified and confirmed in all respects and shall apply to the Amended Credit Agreement and all of the other Loan Documents, as such are amended, restated, supplemented or otherwise modified from time to time in accordance with their terms.

SECTION 5.    Costs and Expenses. The Borrower acknowledges and agrees that its payment obligations set forth in Section 10.04 of the Credit Agreement include the costs and expenses incurred by the Administrative Agent in connection with the preparation, execution and delivery of this Amendment and any other documentation contemplated hereby (whether or not this Amendment becomes effective or the transactions contemplated hereby are consummated and whether or not a Default or Event of Default has occurred or is continuing), including, but not limited to, the reasonable fees and disbursements of Arnold & Porter Kaye Scholer LLP, counsel to the Administrative Agent.

SECTION 6.    Ratification.

(a)The Amended Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and affirmed by the Loan Parties.

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(b)This Amendment shall be limited precisely as written and, except as expressly provided herein, shall not be deemed (i) to be a consent granted pursuant to, or a waiver, modification or forbearance of, any term or condition of the Credit Agreement, any other Loan Document or any of the instruments or agreements referred to in any thereof or a waiver of any Default or Event of Default, whether or not known to the Administrative Agent, any Swing Line Lender, any L/C Issuer or any of the Lenders, or (ii) to prejudice any right or remedy which the Administrative Agent, any Swing Line Lender, any L/C Issuer or any of the Lenders may now have or have in the future against any Person under or in connection with the Credit Agreement or Amended Credit Agreement, any of the instruments or agreements referred to therein or any of the transactions contemplated thereby.

SECTION 7.    Modifications. Neither this Amendment, nor any provision hereof, may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the parties hereto.

SECTION 8.    References. The Loan Parties acknowledge and agree that this Amendment constitutes a Loan Document. Each reference in the Credit Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in each other Loan Document (and the other documents and instruments delivered pursuant to or in connection therewith) to the “Credit Agreement”, “thereunder”, “thereof” or words of like import, shall mean and be a reference to the Credit Agreement as modified hereby and as each may in the future be amended, restated, supplemented or modified from time to time.

SECTION 9.    Counterparts. This Amendment may be executed by the parties hereto individually or in combination, in one or more counterparts, each of which shall be an original and all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by telecopier or electronic mail (in a .pdf format) shall be effective as delivery of a manually executed counterpart.

SECTION 10. Successors and Assigns. The provisions of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SECTION 11.     Severability. If any provision of this Amendment shall be held invalid or unenforceable in whole or in part in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or enforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Amendment in any jurisdiction.

SECTION 12. Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF).

SECTION 13. Headings. Section headings in this Amendment are included for convenience of reference only and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

[The remainder of this page left blank intentionally]

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IN WITNESS WHEREOF, the Loan Parties, the Administrative Agent and the Closing Date Term Lenders have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

AMERICAN ASSETS TRUST, L.P.

BY:	AMERICAN ASSETS TRUST, INC., its General Partner

BY:	/s/ ROBERT BARTON
Name: Robert Barton
Title: Chief Financial Officer

BY:	/s/ ADAM WYLL
Name: Adam Wyll
Title: Senior Vice President

AMERICAN ASSETS TRUST, INC.

BY:	/s/ ROBERT BARTON
Name: Robert Barton
Title: Chief Financial Officer

BY:	/s/ ADAM WYLL
Name: Adam Wyll
Title: Senior Vice President

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

BANK OF AMERICA, N.A., as Administrative Agent

BY:	/s/ BANK OF AMERICA, N.A.
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

BANK OF AMERICA, N.A., as a Lender

BY:	/s/ BANK OF AMERICA, N.A.
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

WELLS FARGO BANK, N.A., as a Lender

BY:	/s/ WELLS FARGO BANK, N.A.
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as a Lender

BY:	/s/ PNC BANK, NATIONAL ASSOCIATION
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

U.S. BANK, NATIONAL ASSOCIATION, as a Lender

BY:	/s/ U.S. BANK, NATIONAL ASSOCIATION
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

MIZUHO BANK, LTD., as a Lender

BY:	/s/ MIZUHO BANK, LTD.
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

FIRST HAWAIIAN BANK, as a Lender

BY:	/s/ FIRST HAWAIIAN BANK
Name:
Title:

[Signature Page to First Amendment to AAT Second A&R Credit Agreement]

“Base Rate Revolving Credit Loan” means a Revolving Credit Loan that is a Base Rate Loan.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.

“Bookrunners” means, collectively, Wells Fargo Securities, LLC and MLPFS in their capacities as joint bookrunners for the Facilities.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Limited Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of the Borrower, dated as of January 19, 2011, among the REIT, as general partner, and the limited partners from time to time party thereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day that is also a London Banking Day.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP (for the avoidance of doubt, subject to the last sentence of Section 1.03(b)), recorded as capitalized leases.

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the L/C Issuers or the Swing Line Lenders (as applicable) and the Revolving Credit Lenders, as collateral for L/C Obligations, Obligations in respect of Swing Line Loans, or obligations of Revolving Credit Lenders to fund participations in respect thereof (as the context may require), cash or deposit account balances or, if the L/C Issuers or the Swing Line Lenders benefitting from such collateral shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to (a) the Administrative Agent and (b) the L/C Issuers or the Swing Line Lenders (as applicable). “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means any of the following types of Investments:

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implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a)any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)(i) the REIT shall cease to be the sole general partner of the Borrower or shall cease to own, directly, (x) 100% of the general partnership interests of the Borrower and (y) Equity Interests of the Borrower representing a majority of the total economic interests of the Equity Interests of the Borrower, in each case free and clear of all Liens (other than Permitted Judgment Liens and Liens permitted under Section 7.01(a) and (b)) or (ii) any holder of a limited partnership interest in the Borrower is provided with or obtains voting rights with respect to such limited partnership interest that deprive the REIT, in its capacity as general partner of the Borrower, of its right to manage the Borrower in the ordinary course of business and consistent with past practice.

“Class” when used with respect to a Loan or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Revolving Credit Loans, Swing Line Loans or Term Loans.

“Closing Date Term Extension Effective Date” has the meaning specified in Section 2.15(b).

“Closing Date Term Extension Notice” has the meaning specified in Section 2.15(a).

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profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) pursuant to Section 3.01(a)(ii) or 3.01(c), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its Lending Office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Excluded TRS Subsidiary” means (a) a TRS Subsidiary; provided that such TRS Subsidiary does not own any assets or conduct any business or operations, other than its ownership of all of the Equity Interests of a Hotel Lessee Subsidiary and activities ancillary or incidental thereto or (b) a Hotel Lessee Subsidiary, in each case if either (i) the Exemption Condition exists with respect to such Person or (ii) in the reasonable judgment of the REIT, the Guarantee of the Obligations by such Person would cause adverse tax consequences to the Consolidated Group.

“Exemption Condition” means, at any time with respect to any Subsidiary of the Borrower that is not a Guarantor, such Subsidiary is not a borrower or guarantor of, and does not have a payment obligation in respect of, Indebtedness for borrowed money that constitutes Recourse Indebtedness (other than Indebtedness permitted under Section 7.02(b)).

“Existing Closing Date Term Maturity Date” has the meaning specified in Section 2.15(a).

“Existing Credit Agreement” has the meaning specified in the first recital hereto.

“Existing Note” means a “Note” as defined in the Existing Credit Agreement.

“Existing Revolver Maturity Date” has the meaning specified in Section 2.14(a).

“Existing Revolving Credit Note” means a “Revolving Credit Note” as defined in the Existing Credit Agreement.

“Existing Term Note” means a “Term Note” as defined in the Existing Credit Agreement.

“Exiting Lender” has the meaning specified in Section 10.21.

“Facility” means (a) the Revolving Credit Facility, (b) the Closing Date Term Facility and (c) each Additional TL Tranche, as the context may require (and “Facilities” means a collective reference to the foregoing).

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“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letters” means, collectively, all agreements entered into by the Borrower (on the one hand) and one or more of the Bookrunners (on the other hand) with respect to fees payable to such Bookrunner and/or the Lenders in connection with the Facilities.

“Financial Covenant Event of Default” means an Event of Default arising as a result of the Borrower’s failure to comply with any of the covenants contained in Section 7.02(b) and Section 7.11.

“First Amendment” means the First Amendment to this Agreement, dated as of January 9, 2019, among the Loan Parties, the Administrative Agent and the Lenders party thereto.

“First Amendment Effective Date” means the date on which the conditions precedent set forth in Section 2 of the First Amendment were satisfied or waived in accordance therewith.

“First Extended Revolver Maturity Date” has the meaning specified in Section 2.14(a).
“Fitch” means Fitch, Inc. and any successor thereto.
“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the L/C Issuers, an amount equal to such Defaulting Lender’s Applicable Percentage of the

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For all purposes hereof, the Indebtedness owed by the REIT or any Subsidiary thereof shall include the Consolidated Group Pro Rata Share of the foregoing items and components thereof attributable to Indebtedness owed by Unconsolidated Affiliates. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 10.04(b).

“Indirect Owner” means each Subsidiary of the Borrower (including, for the avoidance of doubt, each Controlled Joint Venture) that directly or indirectly owns an Equity Interest in the Direct Owner of any Unencumbered Portfolio Property.

“Information” has the meaning specified in Section 10.07.

“Initial Closing Date Term Maturity Date” means January 9, 2021.

“Initial Revolver Maturity Date” means the fourth anniversary of the Restatement Effective Date.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan or Swing Line Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter (in each case, subject to availability) (or such other period that is twelve months or less requested by the Borrower and consented to by all the Appropriate Lenders), as selected by the Borrower in its Loan Notice; provided that:

(a)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

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III	0.20%	> 40% and ≤ 45%	1.20%	0.20%
IV	0.20%	> 45% and ≤ 50%	1.25%	0.25%
V	0.30%	> 50% and ≤ 55%	1.30%	0.30%
VI	0.30%	> 55%	1.50%	0.50%

(a)with respect to the Closing Date Term Facility, the applicable percentage per annum set forth below determined by reference to the Consolidated Total Leverage Ratio as set forth in the most recent Compliance Certificate received by the Administrative Agent and the Lenders pursuant to Section 6.02(b):

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Rate Loans under Closing Date Term Facility	Base Rate Loans under Closing Date Term Facility
I	~~< 40~~≤ 35%	~~1.30~~ 1.20%	~~0.30~~0.20%
II	> 35% and ≤ 40%	1.25%	0.25%
~~II~~III	> 40% and ≤ 45%	1.35%	0.35%
~~III~~IV	> 45% and ≤ 50%	~~1.55~~1.40%	~~0.55~~0.40%
~~IV~~V	> 50% and ≤ 55%	~~1.70~~1.50%	~~0.70~~0.50%
~~V~~VI	> 55%	~~1.90~~1.70%	~~0.90~~0.70%

Any increase or decrease in the Leverage-Based Applicable Rate for the Revolving Credit Facility or a Term Facility resulting from a change in the Consolidated Total Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b); provided, however, that if a Compliance Certificate is not delivered when due in accordance with such Section, then Pricing Level VI (in the case of the Revolving Credit Facility) and Pricing Level ~~V~~VI (in the case of the Closing Date Term Facility) shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered.

Notwithstanding anything to the contrary contained in this definition, (i) from the Restatement Effective Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter of the REIT ending December 31, 2017, the Pricing Level for the Revolving Credit Facility and the Closing Date Term Facility shall be determined based on the Consolidated Total Leverage Ratio as set forth in the Pro Forma Restatement Effective Date Compliance Certificate ~~and (ii~~, (ii) from the First Amendment Effective Date to the date on which the Administrative Agent receives a Compliance Certificate pursuant to Section 6.02(b) for the fiscal quarter of the REIT ending December 31, 2018, the Pricing Level for the Closing Date Term Facility shall be the Pricing Level that is in effect immediately prior to effectiveness of the First Amendment and (iii) the

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Borrower and the Loan Parties, taken as a whole, to perform their obligations under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $25,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Maturity Date” means (a) with respect to the Revolving Credit Facility, the later of (i) the Initial Revolver Maturity Date and (ii) if the Initial Revolver Maturity Date (or any subsequent maturity date with respect to the Revolving Credit Facility) is extended pursuant to Section 2.14, such extended maturity date as determined pursuant to such Section, (b) with respect to the Closing Date Term Facility, ~~January 9, 2019~~the later of (i) the Initial Closing Date Term Maturity Date and (ii) if the Initial Closing Date Term Maturity Date (or any subsequent maturity date with respect to the Closing Date Term Facility) is extended pursuant to Section 2.15, such extended maturity date as determined pursuant to such Section and (c) with respect to any Additional TL Tranche, subject to Section 2.16(a), the date set forth in the applicable Additional TL Tranche Documents as the “Maturity Date” for such Term Facility or, if the applicable Additional TL Tranche Documents fail to specify a “Maturity Date”, the then existing Maturity Date for the Closing Date Term Facility; provided, however, that, in each case, if such date is not a Business Day, the Maturity Date of the applicable Facility shall be the next preceding Business Day.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 103% of the Fronting Exposure of the L/C Issuers with respect to Letters of Credit issued and outstanding at such time, (ii) with respect to Cash Collateral consisting of cash or deposit account balances provided in accordance with the provisions of Section 2.18(a)(i), (a)(ii), (a)(iii) or (a)(iv), an amount equal to 103% of the Outstanding Amount of all LC Obligations, and (iii) otherwise, an amount determined by the Administrative Agent and the L/C Issuers in their sole discretion.

“MLPFS” means Merrill Lynch, Pierce, Fenner & Smith Incorporated (or any other registered broker-dealer wholly-owned by Bank of America Corporation to which all or substantially all of Bank of America Corporation’s or any of its subsidiaries’ investment banking, commercial lending services or related businesses may be transferred following the Restatement Effective Date).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

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Pricing Level	Debt Ratings (S&P and Fitch/Moody’s)	Eurodollar Rate Loans under Closing Date Term Facility	Base Rate Loans under Closing Date Term Facility
I	≥ A- / A3	0.85%	0.00%
III	~~≥~~ BBB+ / Baa1	~~1.05~~ 0.90%	~~0.05~~ 0.00%
~~II~~	~~BBB / Baa2~~	~~1.20%~~	~~0.20%~~
III	BBB- / Baa~~3~~2	~~1.50~~ 1.00%	~~0.50~~ 0.00%
IV	BBB- / Baa3	1.25%	0.25%
~~IV~~V	< BBB- / Baa3	~~1.95~~ 1.65%	~~0.95~~ 0.65%

If at any time the Borrower has only a Debt Rating either from S&P or Moody’s, then the Ratings-Based Applicable Rates for the Revolving Credit Facility and the Closing Date Term Facility shall be the rates per annum that would be applicable in the above Pricing Grids to such Debt Rating. If at any time the Borrower has at least two (2) Debt Ratings, and such Debt Ratings are split, then: (A) if the difference between the highest of such Debt Ratings and the lowest of such Debt Ratings is one ratings category (e.g. Baa2 by Moody’s and BBB- by S&P or Fitch), the Ratings-Based Applicable Rates for the Revolving Credit Facility and the Closing Date Term Facility shall be the rates per annum that would be applicable in the above Pricing Grids if the highest of the Debt Ratings were used; and (B) if the difference between the highest of such Debt Ratings and the lowest of such Debt Ratings is two ratings categories (e.g. Baa1 by Moody’s and BBB- by S&P) or more, the Ratings-Based Applicable Rates for the Revolving Credit Facility and the Closing Date Term Facility shall be the rates per annum that would be applicable in the above Pricing Grid if the rating that is one lower than the highest of the applicable Debt Ratings were used. If at any time the Borrower has no Debt Rating or has only a Debt Rating from Fitch, then the Ratings-Based Applicable Rates for the Revolving Credit Facility and the Closing Date Term Facility shall be the rates per annum that would be applicable to Pricing Level V in the Pricing Grid set forth in clause (a) above (in the case of the Revolving Credit Facility) and Pricing Level ~~IV~~V in the Pricing Grid set forth in clause (b) above (in the case of the Closing Date Term Facility).

Initially, the Ratings-Based Applicable Rates shall be determined based upon the Debt Ratings specified in the certificate delivered pursuant to clause (ii) of the definition of “Investment Grade Pricing Effective Date.” Thereafter, each change in the Ratings-Based Applicable Rates resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the REIT to the Administrative Agent of notice thereof pursuant to Section 6.03(e) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

“Real Estate Investment Trust” means any Person that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

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acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof).
“Revolver Extension Effective Date” has the meaning specified in Section 2.14(b).
“Revolver Extension Notice” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Revolving Credit Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01(b).

“Revolving Credit Commitment” means, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.01(b), (b) purchase participations in L/C Obligations, and (c) purchase participations in Swing Line Loans, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption or Joinder Agreement pursuant to which such Revolving Credit Lender becomes a party hereto, as applicable, as such amount may be increased by such Revolving Credit Lender pursuant to Section 2.16 or otherwise adjusted from time to time in accordance with this Agreement.

“Revolving Credit Exposure” means, as to any Revolving Credit Lender at any time, the aggregate Outstanding Amount at such time of Revolving Credit Loans made by such Lender and such Lender’s participation in L/C Obligations and Swing Line Loans.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time. On the Restatement Effective Date, the amount of the Revolving Credit Facility is $350,000,000.

“Revolving Credit Facility Fee” has the meaning specified in Section 2.09(b).

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment or holds a Revolving Credit Loan, a participation in a Letter of Credit or a participation in a Swing Line Loan at such time (and, as the context requires, includes the L/C Issuers and the Swing Line Lenders).

“Revolving Credit Loan” has the meaning specified in Section 2.01(b). “Revolving Credit Note” means a promissory note made by the Borrower in favor of a Revolving Credit Lender evidencing Revolving Credit Loans or Swing Line Loans, as the case may be, made by such Revolving Credit Lender, substantially in the form of Exhibit C-1.

“Sanction(s)” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

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such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto,” “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)Any reference herein to a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a Person or entity).

1.03.     Accounting Terms.

(a)    Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness owed by the Consolidated Group shall be deemed to be carried at 100% of the outstanding principal

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(c)Swing Line Loans. The Borrower shall repay each Swing Line Loan on the earlier to occur of (i) the date five Business Days after such Swing Line Loan is made and (ii) the Maturity Date for the Revolving Credit Facility.

(d)Additional TL Tranches.    The Borrower shall repay to the Lenders holding Term Loans of any Additional TL Tranche on the Maturity Date for such Additional TL Tranche the aggregate principal amount of Term Loans of such Additional TL Tranche outstanding on such date.

2.08.    Interest.

(a)    Subject to the provisions of Section 2.08(b), (i) each Eurodollar Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate then applicable to Eurodollar Rate Loans under such Facility; (ii) each Base Rate Loan under a Facility shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate then applicable to Base Rate Loans under such Facility; and (iii) each Swing Line Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate then applicable to Base Rate Revolving Credit Loans.

(b)    (i) While any Specified Event of Default exists, or upon the request of the Required Lenders while any Financial Covenant Event of Default exists, the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(d)    Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09.    Fees. In addition to fees described in Sections 2.03(h) and (i), Section 2.14(b), Section 2.15(b) and Section 2.16(d):

(a)[intentionally omitted]

(b)Revolving Credit Facility Fee. The Borrower shall pay to the Administrative Agent for the account of each Revolving Credit Lender in accordance with its Applicable Revolving Credit Percentage, a facility fee (the “Revolving Credit Facility Fee”) equal to the Applicable Rate then applicable to the Revolving Credit Facility Fee times the actual daily amount of the Revolving Credit Facility (or, if the Revolving Credit Facility has terminated,

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2.14.    Extension of Maturity Date in respect of Revolving Credit Facility.

(a)    Requests for Extension.    The Borrower may, by written notice to the Administrative Agent (such notice, a “Revolver Extension Notice”) not earlier than 90 days and not later than 30 days prior to (i) the Initial Revolver Maturity Date, elect to extend the then applicable Maturity Date of the Revolving Credit Facility for an additional six (6) months beyond the Initial Revolver Maturity Date (such new Maturity Date, the “First Extended Revolver Maturity Date”) and (ii) the First Extended Revolver Maturity Date, elect to extend the then applicable Maturity Date of the Revolving Credit Facility for an additional six (6) months beyond the First Extended Revolver Maturity Date to the fifth anniversary of the Restatement Effective Date. The Administrative Agent shall distribute any such Revolver Extension Notice promptly to the Lenders following receipt thereof.

(b)Conditions Precedent to Effectiveness of the Revolver Maturity Date Extension. As conditions precedent to each extension of the Maturity Date of the Revolving Credit Facility, the Borrower shall satisfy each of the following requirements for such extension to become effective (in each case, the first date on which such conditions precedent are satisfied or waived with respect to the applicable extension, the “Revolver Extension Effective Date” for such extension):

(i)The Administrative Agent shall have received a Revolver Extension Notice within the period required under clause (a) above;

(ii)On the date of the applicable Revolver Extension Notice and both immediately before and immediately after giving effect to the applicable extension of the Maturity Date for the Revolving Credit Facility, no Default shall have occurred and be continuing;

(iii)The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Revolving Credit Lenders based on their respective Applicable Revolving Credit Percentages as of such date, (A) in the case of an extension of the Initial Revolver Maturity Date to the First Extended Revolver Maturity Date, an extension fee in an amount equal to 0.0625% of the Revolving Credit Facility as in effect on the applicable Revolver Extension Effective Date and (B) in the case of an extension of the First Extended Revolver Maturity Date to the fifth anniversary of the Restatement Effective Date, an extension fee in an amount equal to 0.075% of the Revolving Credit Facility as in effect on the ~~date the proposed extension is to become effective~~applicable Revolver Extension Effective Date; it being agreed that each such extension fee shall be fully earned when paid and shall not be refundable for any reason; and

The Administrative Agent shall have received a certificate of each Loan Party dated as of the applicable Revolver Extension Effective Date, signed by a Responsible Officer of such Loan Party (i) (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (B) certifying that, as of such Revolver Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders on the Restatement Effective Date include approval for ~~an extension of the~~

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~~Maturity Date for the Revolving Credit Facility for a period that is not less than an additional six (6) months from the Initial Revolving Maturity Date and/or not less than an additional six (6) months from the First Extended Revolving Maturity Date, as applicable~~the requested extension and are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this Section 2.14, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(b)Increase in Applicable Capitalization Rate.    If the Borrower requests an extension of the Initial Revolver Maturity Date in accordance with the provisions of clause (a) of this Section 2.14, then, at the request of the Required Lenders, each of the percentages set forth in clauses (i) through (v) of the definition of “Applicable Capitalization Rate” may be increased by up to 0.50%, on a one-time basis, effective as of the date such extension takes effect. Any such increase of one or more of such percentages shall be reasonably determined by the Required Lenders on the basis of then current market conditions and data and in consultation with the Borrower. The Administrative Agent shall notify the Borrower in writing of any increase in any of the percentages set forth in the definition of “Applicable Capitalization Rate” within fifteen (15) Business Days following the Administrative Agent’s and Lenders’ receipt of the Revolver Extension Notice; provided, that if the Revolver Extension Notice is received by the Administrative Agent and the Lenders less than forty-five (45) days prior to the Initial Revolver Maturity Date, then the Administrative Agent shall notify the Borrower in writing of any such increases in such percentages within ten (10) Business Days following the Administrative Agent’s and Lenders’ receipt of the Revolver Extension Notice. In the event the Required Lenders request to increase any of the percentages set forth in clauses (i) through (v) of the definition of “Applicable Capitalization Rate”, then the Borrower may withdraw its Revolver Extension Notice by providing written notice of such withdrawal to the Administrative Agent and the Lenders; provided, that any such notice of withdrawal must be received by the Administrative Agent and the Lenders no later than thirty (30) days prior to the Initial Revolver Maturity Date (and, in any event, if such notice of withdrawal is received by the Administrative Agent and the Lenders after the date the proposed extension takes effect, it shall not be an effective withdrawal).

(c)Effectiveness of Extension. Any such extension of the Maturity Date of the Revolving Credit Facility shall become effective on the applicable Revolver Extension Effective Date.

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(e)Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

2.15.    ~~[Intentionally omitted].~~Extension of Maturity Date in respect of Closing Date Term Facility.

(a)    Requests for Extension.    The Borrower may, by written notice to the Administrative Agent (such notice, a “Closing Date Term Extension Notice”) not earlier than 90 days and not later than 30 days prior to the Maturity Date in respect of the Closing Date Term Facility then in effect (such Maturity Date in respect of the Closing Date Term Facility then in effect being referred to herein as the “Existing Closing Date Term Maturity Date”), request that the Closing Date Term Lenders extend the Existing Closing Date Term Maturity Date for an additional twelve (12) months from such Existing Closing Date Term Maturity Date; provided, that (x) the Borrower may not submit more than three (3) Closing Date Term Extension Notices during the term of this Agreement and (y) in no event shall the Maturity Date in respect of the Closing Date Term Facility be extended beyond January 9, 2024. The Administrative Agent shall distribute any such Closing Date Term Extension Notice promptly to the Lenders following its receipt thereof.

(b)Conditions Precedent to Effectiveness of Existing Closing Date Term Maturity Date Extension. As conditions precedent to each such extension, the Borrower shall, on or prior to the applicable Existing Closing Date Term Maturity Date, satisfy each of the following requirements for such extension to become effective (in each case, the first date on which such conditions precedent are satisfied or waived with respect to such extension, the “Closing Date Term Extension Effective Date” for such extension):

(i)The Administrative Agent shall have received a Closing Date Term Extension Notice within the period required under clause (a) above;

(ii)On the date of such Closing Date Term Extension Notice and both immediately before and immediately after giving effect to such extension of the Existing Closing Date Term Maturity Date, no Default shall have occurred and be continuing;

(iii)The Borrower shall have paid to the Administrative Agent, for the pro rata benefit of the Closing Date Term Lenders based on their respective Applicable Percentages as of the applicable Closing Date Term Extension Effective Date, an extension fee in an amount equal to 0.125% of the Closing Date Term Facility as in effect on the applicable Closing Date Term Extension Effective Date (it being agreed that such extension fee shall be fully earned when paid and shall not be refundable for any reason); and

The Administrative Agent shall have received a certificate of each Loan Party dated as of the applicable Closing Date Term Extension Effective Date signed by a Responsible Officer of such Loan Party (i) (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension or (B) certifying that, as of such Closing Date Term Extension Effective Date, the resolutions delivered to the Administrative Agent and the Lenders in connection with the First Amendment include

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approval for the requested extension and are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption and (ii) in the case of the Borrower, certifying that, before and after giving effect to such extension, (A) the representations and warranties contained in Article V and the other Loan Documents are true and correct in all material respects on and as of such date, except (x) to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (y) any representation or warranty that is already by its terms qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (x)) after giving effect to such qualification and (z) for purposes of this Section 2.15, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01, and (B) no Default exists.

(c)Effectiveness of Extension. Any such extension of the Maturity Date of the Closing Date Term Facility shall become effective on the applicable Closing Date Term Extension Effective Date.

(d)Conflicting Provisions. This Section shall supersede any provisions in Section 10.01 to the contrary.

2.16.    Increase in Facilities.

(a)    Request for Increase. Provided there exists no Default, upon written notice to the Administrative Agent, the Borrower may from time to time, request an increase in the aggregate amount of the Facilities to an amount not exceeding $700,000,000 in the aggregate after giving effect to such increase by requesting an increase in the Revolving Credit Facility (each such increase, an “Incremental Revolving Increase”), requesting an increase in the Closing Date Term Facility (each such increase, an “Incremental Term Loan Increase”) or establishing a new (or increasing an existing) tranche of pari passu term loans (each an “Additional TL Tranche”; each Additional TL Tranche, Incremental Revolving Increase, and Incremental Term Loan Increase are collectively referred to as “Incremental Facilities”); provided that (i) any such request for an increase shall be in a minimum amount of $25,000,000 or any lesser amount if such amount represents all remaining availability under the aggregate limit in respect of the increases set forth above (or such lesser amount as the Borrower and the Administrative Agent may agree), (ii) the Borrower may make a maximum of three such requests, (iii) the written consent of the Administrative Agent (which consent shall not be unreasonably withheld) shall be required for any such increase, (iv) all Incremental Revolving Increases and Incremental Term Loan Increases shall be on the same terms as the Facility being increased and (v) all incremental commitments and loans provided as part of an Additional TL Tranche shall be on terms agreed to by the Borrower and the Lenders providing such Additional TL Tranche, provided, that (x) the final maturity date therefor may not be earlier than the latest maturity date (including any available extension option) of any then existing Facility and (y) if the terms of such Additional TL Tranche (other than final maturity) are not the same as the terms of the Closing Date Term Facility or a then existing Additional TL Tranche, such new Additional TL Tranche shall be on terms

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reasonably acceptable to the Administrative Agent and the Lenders providing such Additional TL Tranche. The Borrower may approach any Lender or any Person that would constitute an Eligible Assignee to provide all or a portion of the requested increase; provided that (w) any Lender offered or approached to provide all or a portion of the requested increase may elect or decline, in its sole discretion, to provide all or a portion of such increase, (x) no Person approached shall become a Lender without the written consent of the Administrative Agent (which consent shall not be unreasonably withheld), if such consent would be required for such Person to be an assignee of a Revolving Credit Commitment or a Revolving Credit Loan pursuant to Section 10.06(b)(iii)(B), (y) no Person approached shall become a Revolving Credit Lender without the written consent of the L/C Issuers and the Swing Line Lenders and the Borrower shall not be obligated to offer any existing Lender the opportunity to provide any portion of a requested increase. At the time of sending its notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender and other Person approached by the Borrower is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to such Lenders).

(b)Elections to Increase.    Each Lender and other Person approached by the Borrower shall notify the Administrative Agent within the specified time period whether or not it agrees to provide all or a portion of such increase and, if so, the amount of such requested increase that it proposes to provide; provided that any Lender or other Person not responding within such time period shall be deemed to have declined to provide any portion of the requested increase. Any Person providing any portion of the requested increase that is not an existing Lender shall become a Lender pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent and its counsel (each, a “Joinder Agreement”).

(c)Effective Date and Allocations. If the Facilities are increased pursuant to an Incremental Facility in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Facility, and promptly notify the Lenders thereof. Upon the effectiveness of any Incremental Facility, unless otherwise specifically provided herein, all references in the Loan Documents to Revolving Credit Loans or Term Loans shall be deemed, unless the context otherwise requires, to include references to Revolving Credit Loans made pursuant to Incremental Revolving Increases and Term Loans that are made pursuant to Incremental Term Loan Increases and Additional TL Tranches, respectively.

(d)    Conditions to Effectiveness of Incremental Facilities.    In each case, the Incremental Facility shall become effective as of the applicable Increase Effective Date; provided that (i) no Default shall exist on such Increase Effective Date both before and after giving effect to such increase, (ii) before and after giving effect to such increase, each of the representations and warranties contained in Article V and the other Loan Documents that are made by a Loan Party are true and correct in all material respects on and as of the applicable Increase Effective Date, except to the extent that (1) such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, (2) any representation or warranty that is already by its terms

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qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects as of such date (including such earlier date set forth in the foregoing clause (1)) after giving effect to such qualification and (3) that for purposes of this Section 2.16, the representations and warranties contained in subsections (a) and (b) of Section 5.05 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01, (iii) the Borrower shall have delivered to the Administrative Agent a certificate of each Loan Party dated as of the applicable Increase Effective Date, signed by a Responsible Officer of such Loan Party (x) (1) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or (2) certifying that, as of such Increase Effective Date, the resolutions delivered to the Administrative Agent on the Restatement Effective Date include approval to increase the maximum aggregate principal amount of all commitments and outstanding loans under this Agreement to an amount at least equal to $700,000,000 and are and remain in full force and effect and have not been modified, rescinded or superseded since the date of adoption, and (y) in the case of the Borrower, certifying to the Administrative Agent that the conditions in clauses (i) and (ii) above have been satisfied, (iv) the Administrative Agent shall have received (x) a Joinder Agreement for each Person (other than a Lender), if any, participating in such increase, which Joinder Agreement shall be duly executed by the Borrower and each such Person and acknowledged and consented to in writing by the Administrative Agent, and in the case of an Incremental Revolving Increase, the Swing Line Lenders and the L/C Issuers and (y) written confirmation from each existing Lender, if any, participating in such increase of the amount by which its Revolving Credit Commitment will be increased, and/or the amount of Term Loans and/or Term Commitments to be provided by it, (v) if requested by the Administrative Agent or any new Lender or Lender participating in the Incremental Facility, the Administrative Agent shall have received a favorable opinion of counsel (which counsel shall be reasonably acceptable to the Administrative Agent), addressed to the Administrative Agent and each Lender, as to such customary matters concerning the Incremental Facility as the Administrative Agent may reasonably request, (vi) if requested by any new Lender joining on the applicable Increase Effective Date, the Administrative Agent shall have received a Note executed by the Borrower in favor of such new Lender, (vii) in the case of an Incremental Term Loan Increase or an Additional TL Tranche, the Administrative Agent shall have received a written notice setting forth the Type of Term Loans being requested not later than 11:00 a.m. (x) three Business Days prior to the applicable Increase Effective Date (if the Term Loans requested are Eurodollar Rate Loans), and (y) on the applicable Increase Effective Date (if the Term Loans requested are Base Rate Loans); (viii) in the case of an Incremental Term Loan Increase or an Additional TL Tranche, all of the conditions set forth in Section 4.02 shall be satisfied with respect to the funding of such Term Loans; (ix) upon the reasonable request of any Lender made at least ten (10) Business Days prior to the applicable Increase Effective Date, the Borrower shall have provided (or cause to be provided) to such Lender, and such Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act and the Beneficial Ownership Regulation, in each case at least five (5) Business Days prior to such Increase Effective Date; and (ix) the Borrower shall have paid such fees to the Administrative Agent, for its own account and for the benefit of the Lenders participating in the increase as

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(h)as soon as available, but in any event within 30 days after the end of each fiscal year of the REIT, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each member of the Consolidated Group and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify;

(i)promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money-laundering rules and regulations, including the Act and the Beneficial Ownership Regulation; and

(j)promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the REIT posts such documents, or provides a link thereto on the REIT’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the REIT’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower (through the Administrative Agent) to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender (through the Administrative Agent) and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it (through the Administrative Agent) or maintaining its copies of such documents.

The Borrower and the REIT hereby acknowledge that (a) the Administrative Agent and/or the Bookrunners and/or the Arrangers will make available to the Lenders and the L/C Issuers materials and/or information provided by or on behalf of the REIT or the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially

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such Loan Party may reasonably request to evidence the release of such Guarantor that is a Subsidiary of the REIT from its obligations under the Guaranty Agreement in accordance with the terms of the Loan Documents and this Section 9.10.

9.11.    Lender Representations Regarding ERISA. (a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent ~~and its~~, the Bookrunners, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)such Lender is not using “plan assets” (within the meaning of 29 CFR §2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans;, the Letters of Credit or the Commitments,

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;,

(iii)(A)    such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement;, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)    In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or ~~such~~(2) a Lender has ~~not~~ provided another representation, warranty and covenant ~~as provided~~ in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of

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the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent ~~and its~~, the Bookrunners, the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that~~:(i)~~ none of the Administrative Agent, the Bookrunners, any Arranger or any of ~~its~~their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto);

~~(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);~~

~~(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);~~

~~(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans and this Agreement and is responsible for exercising independent~~ judgment in evaluating the transactions hereunder; and(v) no fee or other ~~compensation is being paid directly to the Administrative Agent or any of its Affiliates for investment advice (as opposed to other services) in connection with the Loans or this Agreement~~.

~~(c)The Administrative Agent hereby informs the Lenders that it is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that it has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans and this Agreement, (ii) may recognize a gain if it extended the Loans for an amount less than the amount being paid for an interest in the Loans by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.~~

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ARTICLE X
MISCELLANEOUS

10.01.    Amendments, Etc. Subject to Section 3.07, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or, to the extent such amendment or waiver (i) changes the definition of “Required Revolving Lenders”, “Required Term Lenders”, “Required Facility Lenders” or “Appropriate Lenders,” each Lender under the applicable Facility, (ii) waives any obligation of the Borrower to pay interest on the Revolving Credit Loans at the Default Rate or Letter of Credit Fees at the Default Rate, the Required Revolving Lenders or (iii) waives any obligation of the Borrower to pay interest on the Term Loans under any Term Facility at the Default Rate, the Required Facility Lenders for such Term Facility) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)    waive any condition set forth in Section 4.01, without the written consent of each Lender;
(b)    waive any condition set forth in Section 4.02 as to any Credit Extension under a Facility without the written consent of the Required Facility Lenders (it being understood and agreed that a waiver or an amendment to a covenant, default or any other provision of this Agreement or any other Loan Document (other than Section 4.02) shall not constitute a waiver of any condition set forth in Section 4.02);

(c)extend (except as provided in Section 2.14 or Section 2.15) or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender; provided that, for the avoidance of doubt, the waiver of any Default or any condition set forth in Section 4.02 shall not be deemed to be an extension or increase of the Commitment of any Lender;

(d)postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment (for the avoidance of doubt, this clause (d) shall not be deemed to be applicable to an extension of the Maturity Date in respect of the Revolving Credit Facility in accordance with Section 2.14 or an extension of the Maturity Date in respect of the Closing Date Term Facility in accordance with Section 2.15);

(e)    reduce the principal of, or the rate of interest specified herein on, any Loan or L/C Borrowing, or (subject to clause (iv) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document, without the written consent of each Lender entitled to such amount; provided, however, that only the consent of (i) the Required Revolving Lenders shall be necessary to amend the definition of “Default

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to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or affect Section 3.07 or any LIBOR Successor Rate; and (iv) any Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

Notwithstanding anything to the contrary herein:

(i)no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended (except as provided in Section 2.14 or Section 2.15) without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender; and

(ii)the Administrative Agent and the Borrower may, with the consent of the other (but without the consent of any other Person), amend, modify or supplement this Agreement and any other Loan Document to (A) correct or cure any ambiguity, defect or inconsistency, or to correct any obvious error or any error or omission of an administrative or technical nature, if such amendment, modification or supplement does not adversely affect the rights of the Administrative Agent or any Lender and (B) to add a “Guarantor” in accordance with the applicable provisions of this Agreement and the other Loan Documents; and

(iii)subject to the provisions of Section 2.16, in connection with the establishment of any Additional TL Tranche the Administrative Agent, the Borrower and the Lenders providing commitments for such Additional TL Tranche may (without the consent of any other Person) amend, modify or supplement this Agreement and the other Loan Documents (A) to incorporate the terms of such Additional TL Tranche and to permit the extensions of credit and related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the then existing facilities hereunder, (B) to permit the Term Lenders providing such Additional TL Tranche to participate in any required vote or action required to be approved by the Required Lenders or the Required Term Lenders or (if applicable to Term Lenders) by any other number, percentage or class of Lenders hereunder and (C) the terms or provisions in any Loan Document requiring pro rata payments, distributions or sharing of payments (including Sections 2.13 and 8.03) so long as such payments, distributions and sharing of payments continue to be based on each Lender’s Applicable Percentage with respect to the Facilities in which it participates.

10.03.    Notices; Effectiveness; Electronic Communications.

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